UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2009
CAVIUM NETWORKS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33435	77-0558625
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

805 East Middlefield Road, Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)
(650) 623-7000
Registrant’s Telephone Number, Including Area Code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 6, 2009, Cavium Networks, Inc. (the “Company”), MV Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), and Mantra, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II” and, together with the Company and Merger Sub I, the “Purchasers”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with MontaVista Software, Inc., a Delaware corporation (“MontaVista”) and with respect to sections 9 and 10.1 of the Merger Agreement, Thomas Kelly as the MontaVista stockholders’ agent. On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into MontaVista and then MontaVista, as the surviving corporation, will be merged with and into Merger Sub II, with Merger Sub II being the ultimate surviving entity and continuing as a wholly owned subsidiary of the Company.
Under the terms of the Merger Agreement, the Company will pay approximately $50.0 million in total consideration, subject to certain purchase price adjustments. A mix of cash and shares of the Company’s common stock, which collectively have an aggregate value of approximately $44.0 million, will be issued in exchange for all outstanding securities held by MontaVista securityholders. In connection with the termination of MontaVista’s 2006 Retention Compensation Plan (the “Plan”), approximately $6.0 million of the total consideration, consisting of a mix of cash and either (i) shares of the Company’s common stock or (ii) Company restricted stock units, will be issued to Plan participants.
Under the terms of the Merger Agreement, the Company has also agreed to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 relating to the shares of Common Stock issuable as part of the total consideration, pursuant to the terms of the Registration Rights Agreement attached as an exhibit to the Merger Agreement.
The transaction contemplated by the Merger Agreement is expected to be completed in December 2009, subject to customary closing conditions. In connection with the closing, certain employees of MontaVista will be offered employment with the Company and others will continue to be employed by MontaVista’s foreign offices (the “Continuing Employees”). As set forth in the Merger Agreement, the Company has agreed to offer such Continuing Employees a combination of Company restricted stock units and stock options with an aggregate value of approximately $5.0 million under the Company’s 2007 Equity Incentive Plan.
The foregoing summary is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 2.1 to this report and incorporated herein by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Merger Sub I, Merger Sub II, MontaVista or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
On November 10, 2009, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 related to the potential issuance of the Company’s common stock is hereby incorporated by reference under this Item 3.02.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger and Reorganization by and between Cavium Networks, Inc., MV Acquisition Corporation, Mantra, LLC, and MontaVista

Exhibit No.	Description
Software, Inc., dated November 6, 2009.

99.1	Press Release entitled “Cavium Networks Signs Definitive Agreement to Acquire MontaVista Software” dated November 10, 2009.

*	Certain schedules related to identified agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVIUM NETWORKS, INC.
Date: November 10, 2009	By:	/s/ Arthur D. Chadwick
Arthur D. Chadwick
Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger and Reorganization by and between Cavium Networks, Inc., MV Acquisition Corporation, Mantra, LLC, and MontaVista Software, Inc., dated November 6, 2009.

99.1	Press Release entitled “Cavium Networks Signs Definitive Agreement to Acquire MontaVista Software” dated November 10, 2009.

*	Certain schedules related to identified agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.